Exhibit 15.1

EGAN NELSON LLP

2911 Turtle Creek Blvd., Suite 1100
Dallas, Texas 75219
Ken Betts
ken.betts@egannelson.com

VIA EDGAR

April 14, 2025

Ms. Stacie Gorman
Division of Corporation Finance
Office of Real Estate and Commodities
Securities and Exchange Commission
100 F. Street, N.E.
Washington D.C. 20549

Re:	Connect Invest III LLC Offering Statement on Form 1-A CIK No. 0002051100

Dear Ms. Gorman:

This letter is submitted on behalf of Connect Invest III LLC (the “Company”) in response to the comments of the staff (the “Staff”) of the Division of Corporation Finance (the “Division”) of the U.S. Securities and Exchange Commission (the “Commission “) with respect to the Company’s Draft Offering Statement on Form 1-A submitted on March 21, 2025 (“DOS”), as set forth in your letter dated April 4, 2025 addressed to Mr. Todd B. Parriott, Chief Executive Officer of the Company (the “Comment Letter”). The Company is concurrently filing its Offering Statement on Form 1-A (the “Offering Statement”), which includes changes to the DOS to reflect responses to the Staff’s comments.

For reference purposes, the text of the Comment Letter has been reproduced herein with responses below each numbered comment. For your convenience, the Staff’s comments from the Comment Letter are set forth below in bold font. Unless otherwise indicated, page references in the Staff’s comments refer to the Offering Statement, and page references in the response refer to the Amendment. The responses provided herein are based on information provided to Egan Nelson LLP by the Company. Capitalized terms used herein and not otherwise defined have the meaning given to them in the Amendment.

Draft Offering Statement on Form 1-A

Cover Page

1.	Please revise to state the amount of Class A-1 Notes and Class A-2 [N]otes that you are offering here and elsewhere as appropriate. Refer to Part II, Item 1(d) of the Form 1-A.

Response: The Company has added disclosure on the cover page of the offering circular and pages 5 and 30 in response to the Staff’s comment.

Description of the Notes, page 30

2.	Please revise your disclosure to clarify the mechanics of the automatic rollover provision for the Class A-2 Notes. For example, please revise to clarify whether and when you would inform investors of an upcoming maturity date for such notes. Please also revise as appropriate, including on the cover, to clarify the disclosure of information you will provide about your company before any rollover event.

Response: The Company has added disclosure on the cover page of the offering circular and pages 5 and 30 in response to the Staff’s comment.

General

3.	We note that the Class A-2 Notes are subject to automatic rollover and that your total offering for both the Class A-1 Notes and the Class A-2 Notes is $50 million. We also note your comment on page 30 that issuances of new notes pursuant to the automatic rollover provision will reduce the aggregate principal amount of such notes that are issued, but that you also refer to the limit of $75 million of notes being offered during any 12-month period. Please revise to clarify whether you intend to file a post-effective amendment in the future if necessary to increase the amount you are offering, as you are currently offering a maximum of $50 million, or otherwise revise your disclosures to clarify. See Rules 253(b)(4) and 252(f)(2) of Regulation A. Please also revise the cover page to clarify the reduction of the offering limit through the issuances of notes pursuant to the automatic rollover provision.

Response: The Company has added disclosure on the cover page and page 30 of the offering circular in response to the Staff’s comment.

If you have any questions or would like further information concerning the Company’s responses to the Comment Letter, please contact me at (214) 628-9524.

Sincerely,

/s/ Kenneth L. Betts
Kenneth L. Betts

cc:	Mr. Todd B. Parriott Connect Invest III LLC

EGAN NELSON LLP

VIA EDGAR

May 9, 2025

Ms. Stacie Gorman
Division of Corporation Finance
Office of Real Estate and Commodities
Securities and Exchange Commission
100 F. Street, N.E.
Washington D.C. 20549

Re:	Connect Invest III LLC Offering Statement on Form 1-A File No. 024-12602

Dear Ms. Gorman:

This letter is submitted on behalf of Connect Invest III LLC (the “Company”) in response to the comments of the staff (the “Staff”) of the Division of Corporation Finance (the “Division”) of the U.S. Securities and Exchange Commission (the “Commission “) with respect to the Company’s Offering Statement on Form 1-A filed on April 16, 2025 (“Offering Statement”), as set forth in your letter dated May 2, 2025 addressed to Mr. Todd B. Parriott, Chief Executive Officer of the Company (the “Comment Letter”). The Company is concurrently filing an amendment (the “Amendment”) to the Offering Statement, which includes changes made to the Offering Statement to reflect responses to the Staff’s comments.

For reference purposes, the text of the Comment Letter has been reproduced herein with responses below each numbered comment. For your convenience, the Staff’s comments from the Comment Letter are set forth below in bold font. Unless otherwise indicated, page references in the Staff’s comments refer to the Offering Statement, and page references in the response refer to the Amendment. The responses provided herein are based on information provided to Egan Nelson LLP by the Company. Capitalized terms used herein and not otherwise defined have the meaning given to them in the Amendment.

May 9, 2025

Draft Offering Statement on Form 1-A

Cover Page

1.	We note your response to prior comment 1, and that you are offering two distinct classes of securities. As previously state, please specifically state the amount you are offering of each of the Class A-1 and Class A-2 notes.

Response: The Company has added disclosure on the cover page of the offering circular and pages 5, 18 and 30 in response to the Staff’s comment.

Exhibits

2.	We refer to the Exhibit A-1 to the Note Purchase Agreement filed as Exhibit 3.2, and note that it states the Class A-2 note will automatically roll over unless the holder elects to receive repayment of the principal and any accrued and unpaid interest. We also note that your disclosure on page 3 states that the Class A-2 notes will automatically roll over unless the holder notifies you pursuant to a written or electronic communication delivered at least 10 calendar days prior to the applicable maturity date. Please revise your Note Purchase Agreement to be consistent with your disclosures regarding this requirement, or advise.

Response: The Company has revised the terms of the Note Purchase Agreement so that they are consistent with the disclosure in the offering circular and has filed the revised Note Purchase Agreement at Exhibit 3.2 to the Amendment.

General

3.	Please publicly file your Draft Offering Statement in accordance with Rule 252(d) of Regulation A.

Response: The Company has filed its correspondence with the SEC as Exhibit 15 to the Amendment so as to comply with public filing requirements of Rule 252(d).

4.	We refer to the Class A-2 Notes, which you state will automatically roll over, and your revised disclosure that the notes will automatically roll over unless the holder notifies you at least 10 calendar days prior to the applicable maturity date that such holder elects to receive repayment. Please revise your disclosures as appropriate to explain that with respect to automatic rollovers, you have the obligation to ensure that a non-accredited target invest is within the 10% investment limit set forth in Rule 251(d)(2)(i)(C). To the extent that there may be any risks that you fact from failures in these processes, consider whether any additional disclosure, including risk disclosure, may be appropriate.

Response: The Company has added disclosure on the cover page and page 30 of the offering circular in response to the Staff’s comment.

May 9, 2025

If you have any questions or would like further information concerning the Company’s responses to the Comment Letter, please contact me at (214) 628-9524.

Sincerely,

/s/ Kenneth L. Betts
Kenneth L. Betts

cc:	Mr. Todd B. Parriott Connect Invest III LLC